EXHIBIT 2.2

                            NONCOMPETITION AGREEMENT

      This Noncompetition Agreement (this "Agreement") is made as of July 31, 1998, by and among Packaged Ice, Inc. ("Buyer"), a Texas corporation and WLR Foods, Inc., a Virginia corporation ("Seller").

                             PRELIMINARY STATEMENTS

      Seller was the holder of all of the outstanding capital stock of Cassco Ice & Cold Storage, Inc., a Virginia corporation (the "Company") which was purchased by Buyer pursuant to that certain Stock Purchase Agreement dated as of July 31, 1998 (the "Stock Purchase Agreement")

      The Stock Purchase Agreement requires that Seller execute and deliver a noncompetition agreement as a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement.

                                    AGREEMENT

      For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    ACKNOWLEDGMENTS BY SELLER.

      Seller understands, acknowledges and agrees that (a) Buyer has required that Seller make the covenants set forth in SECTIONS 2 AND 3 of this Agreement as a condition to Buyer's purchase of the stock of the Company, (b) the provisions of SECTIONS 2 AND 3 of this Agreement are reasonable and do not impose a greater restraint on Seller than is necessary to protect the goodwill or other business interest of Buyer, (c) the provisions set forth in SECTIONS 2 AND 3 are not oppressive to Seller nor injurious to the public; and (d) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in SECTIONS 2 AND 3 of this Agreement.

2.    CONFIDENTIAL INFORMATION.

      Seller acknowledges and agrees that all confidential information or trade secrets known or obtained by Seller, whether before or after the date hereof, relating to the Company is now the property of Buyer. Therefore, Seller agrees that it will not, at any time, disclose to any unauthorized persons or use for its own account or for the benefit of any third party any such confidential information or trade secrets, whether Seller has such information in its memory or embodied in writing or other physical form, without the written consent of Buyer, unless and to the extent that such confidential information or trade secrets:

      (i) is or becomes generally known to and available for use by the public, other than as a result of the fault of Seller,

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      (ii) becomes available to Seller on a non-confidential basis from a source other than Buyer, provided that such source is not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to Buyer, or

      (iii) Seller or any of its representatives are compelled to disclose by judicial or administrative process or, in the opinion of Seller's counsel, by other mandatory requirements of law.


      Seller agrees to deliver to Buyer at any time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, however embodied (and all copies of all of the foregoing, excluding Seller's personal copies of the transactional documents related to the aforementioned Stock Purchase Agreement or other transactions between the parties), relating to the Company that Seller may then possess or have under its control. Seller's obligations with respect to this SECTION 2 shall terminate five years after the date of this Agreement.

3.    NONCOMPETITION.

      As an inducement for Buyer to enter into and consummate the Stock Purchase Agreement and in exchange for the consideration paid to Seller under the Stock Purchase Agreement, Seller agrees that:

      (a) For a period of five years after the date hereof and within 250 miles of any of the manufacturing, distribution or cold storage warehouse facilities owned or leased by the Company as of the date hereof, except with respect to that certain Warehouse Storage and Services Agreement entered into on April 1, 1998, Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Buyer as it relates to the production, distribution, transportation, and sale of ice products, or the cold storage warehouse business, as of the date hereof. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope Notwithstanding the above, Seller may own, operate or manage any cold storage warehouse in which it receives a controlling ownership interest as a result of any acquisition by Seller of the stock or assets of any entity engaged primarily in the poultry business, provided that such cold storage warehouse is ancillary to such poultry business and, further provided, that Seller's obligations under the Warehouse Storage and Services Agreement dated April 1, 1998 are not affected; and

      (b) Except as to any cold storage warehouse which Seller is allowed to own, operate or manage pursuant to Section 3(a) above, Seller will not, directly or indirectly, either individually or for any other person, solicit the business of any person known to Seller to be a customer or prospective customer of Buyer whether or not Seller had personal contact with such person, with respect to the sale of ice products or the cold storage warehouse business.

      (c) In the event of a breach by Seller of any covenant set forth in Subsection 3(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

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4. NONSOLICITATION/NONINTERFERENCE. For a period of one (1) year after the date hereof, neither party will, directly or indirectly, individually or for any other person (a) solicit or attempt to solicit any employee of the other in attempt to encourage the employee to leave the employ of such part, (b) in any way interfere with the relationship between the other and any employee of the other, (c) knowingly employ, or otherwise engage as an employee, independent contractor, or otherwise any employee of the other or (d) induce or attempt to induce any customer, supplier, licensee, or business relation of the other to cease doing business with the other, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the other. Notwithstanding the foregoing, Buyer and the company shall have the right to hire Neil Showalter as an employee.

5.    REMEDIES.

      If Seller breaches the covenants set forth in SECTIONS 2 OR 3 of this Agreement, Buyer will be entitled to the following remedies:

      (a)  Damages from Seller; and

      (b) In addition to its right to damages and any other rights Buyer may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of SECTIONS 2 AND 3 of this Agreement, it being agreed that money damages alone may be inadequate to compensate Buyer and would be an inadequate remedy for such breach, and that any such breach or threatened breach will cause irreparable injury to Buyer. Such injunction shall be available without the posting of any bond or other security.

6.    SUCCESSORS AND ASSIGNS.

      This Agreement will be binding upon Seller and its respective assigns, heirs and legal representatives and will inure to the benefit of Buyer and its affiliates, successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by Seller. Buyer shall have the right to assign its rights under this Agreement to any entity which acquires all or substantially all of the assets or stock of Buyer. For the purposes of this Agreement, the defined term "Buyer" shall mean Packaged Ice, Inc. and all of it subsidiaries, affiliates and successors. Buyer shall have the right to assign this Agreement in whole or in part to any purchase of any significant portion of the assets of Cassco Ice & Cold Storage, Inc. By way of example, and not by way of limitation, if the Company sells any of its cold storage facilities to a third party, the purchaser thereof shall be entitled to the benefits of this Agreement.

7.    WAIVER.

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:

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      (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing and signed by the other party;


      (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

      (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.    GOVERNING LAW.

      This Agreement will be governed by the laws of the Commonwealth of Virginia.

9.    JURISDICTION.

      The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs. If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intent of the parties hereto that such determination not bar or in any way affect Buyer's right to relief provided above in the courts of any other sates or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being for this purpose, severable into diverse and independent covenants.

10.   SEVERABILITY.

      Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to contain limitations as to time, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer, the court shall reform the covenants to the extent necessary to cause the limitations contained in the covenants as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of Buyer and enforce the covenants as reformed.

11.   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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12.   SECTION HEADINGS, CONSTRUCTION.

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

13.   NOTICES.

      All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when:
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to other parties):

      Seller:           WLR Foods, Inc.
                        PO Box 7000
                        Broadway, VA  22815-7000
                        Attention:  James L. Keeler, President, CEO
                        Telecopy: (540) 896-0498

      With a copy to:   Wharton, Aldhizer & Weaver, P.L.C.
                        100 S. Mason Street
                        Harrisonburg, VA  22801
                        Attention: John W. Flora, Esquire
                        Telecopy: (540) 434-5502

      Buyer:            Packaged Ice, Inc.
                        8572 Katy Freeway, Suite 101
                        Houston, Texas 77024
                        Attn: A.J. Lewis, President

      With a copy to:   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        300 Convent Street, Suite 1500
                        San Antonio, Texas 78205
                        Facsimile No.: (210) 224-2035
                        Attn: Alan Schoenbaum, Esq.

14.   ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

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      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                    WLR FOODS, INC.


                                    By:_________________________________
                                        Print Name:_____________________
                                       Print Title:_____________________



                                    PACKAGED ICE, INC.


                                    By:_________________________________
                                        Print Name:_____________________
                                       Print Title:_____________________


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